Exhibit 10.4
HAMILTON BEACH/PROCTOR-SILEX, INC.
LONG TERM INCENTIVE
COMPENSATION AWARD
(NOT TRANSFERABLE)
Form of Award Unit CERTIFICATE
Hamilton Beach/Proctor-Silex, Inc. (the “Company”) pursuant to action of the Compensation Committee of its Board of Directors (the “Committee”), hereby grants to «Name» (the “Grantee”), «Award_Units» Award Units having an Award Unit Price of $«Unit_Price» per Unit pursuant to and subject to the provisions of the Hamilton Beach/Proctor-Silex, Inc. Long Term Incentive Compensation Plan (the “Plan”). This Award is granted, and this Certificate has been executed at Glen Allen, VA, as of January 1, 2007, the “Date of Grant”. The Award Units granted in this Certificate shall have a maturity date of January 1, 2012 (but shall mature earlier in accordance with Plan terms on death, disability or retirement).
Recipient acknowledges having received a complete copy of the Plan.

By:	****************************

Michael J. Morecroft
President & Chief Executive Officer
Please review carefully the summary of general provisions pertinent to this award on the reverse side.

Form of Award Unit Certificate
General Provisions **
1.	Vesting/Taxes: These Award Units are fully vested as of the Grant Date. As a result, they are subject to US FICA taxes when granted. (However, under current tax law, they are not subject to US Federal, state or local income taxes until paid out.) All payments under the Plan will be reduced by the amount of any employment or other taxes that are required to be withheld therefrom.
2.	Payment Restrictions: The Award Units granted under the Award are subject to a payment restriction for a period of five years from the Grant Date (the “Maturity Date”). However, these payment restrictions automatically lapse upon death or a termination of employment due to Disability or Retirement. The Committee may not accelerate the time at which such payment restrictions will lapse. In addition, the Maturity Date for certain “key employees” (generally, the top 50 paid employees across the NACCO group) will be delayed until 6 months after retirement.
3.	Payment Date / Value: Unless a Participant makes a deferral election under Paragraph 4 below, as soon as practicable following the lapse of a payment restriction applicable to an Award pursuant to Paragraph 2 above, the Company will deliver to the Participant (or, if applicable, his Beneficiary), a check in full payment of the Book Value Units granted pursuant to the Award. For participants who are employed on the Maturity Date, the value of the Book Value Units is based on the Book Value as of the Quarter Date immediately preceding the Maturity Date. For Participants who terminate employment before the Maturity Date for reasons other than Disability or Retirement, the value of the Book Value Units is based on the Book Value as of the ending Quarter Date coincident with or immediately preceding the date of termination (despite the fact that payment is not made until Maturity Date). Finally, for Participants who die or who terminate employment before the Maturity Date due to Disability or Retirement, the value of the Book Value Units is based on the Book Value as of the ending Quarter Date coincident with or immediately preceding the death, Disability or Retirement (or 6 months later in the case of key employees).
4.	Deferral Option: A U.S. participant has the ability to make an irrevocable election to defer receipt of his entire Award under the Plan. A separate deferral election must be made with respect to each Award granted under the Plan. The Awards that are subject to a deferral election continue to be subject to the terms and conditions of the Plan and will continue to be valued in accordance with the terms of the Plan until the date of payment. In order to make a deferral election, the election (i) must apply to 100% of an Award granted for a particular year, (ii) must be made at least 12 months prior to the Maturity Date of the Award and (iii) will not be given effect until at least 12 months after the date on which the election is made. If a valid and timely deferral election is made with respect to an Award, the payment of the Award will automatically be deferred until the 10th anniversary of the Grant Date of such Award and will then be paid in the form of a lump sum payment as soon as practicable after the 10th anniversary date. Deferred Awards will be valued based on the Book Value as of the Quarter Date coincident with or immediately preceding the 10th anniversary date. Notwithstanding the foregoing, all deferral elections will automatically terminate (and will be void and of no further effect) upon a Participant’s death or termination of employment due to Disability. If a deferral election is voided, payment of the deferred Awards will be made as soon as practicable following the date of the Participant’s death or termination of employment due to Disability, based on the Book Value as of the Quarter Date coincident with or immediately preceding such date.
5.	Assignability: This Award is not transferable for any reason whatsoever; provided, however, that upon the death of a Participant the right to the proceeds of this Award will be transferred to a Beneficiary.
6.	No Right of Employment: Neither the adoption or operation of the Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Company or shall in any way affect the right and power of the Company to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Company might have done if this Plan had not been adopted.
7.	Limitation of Rights: No trust has been created by the Company for the payment of Book Value Units granted under this Plan; nor have the grantees of Awards been granted any lien on any assets of the Company to secure payment of such benefits. This Plan represents only an unfunded, unsecured promise to pay by the Company and the grantees hereunder are unsecured creditors of the Company.
     **Disclaimers:
•	The IRS has not issued the final guidance that is needed to bring the Plan into compliance with the requirements of the American Jobs Creation Act of 2004 (the “Act”). Additional Plan amendments may be required. You will be notified if any amendments are made and, if any substantive changes are required, you will be issued a revised Certificate at that time.

•	Words used in this Award Certificate that are defined in the Plan are used herein as so defined. The terms of this Award are subject to all terms and conditions of the Plan document. The Company reserves the right to amend or terminate the Plan at any time.